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                                                                    EXHIBIT 99.1

THURSDAY MAY 27, 4:05 PM EASTERN TIME
COMPANY PRESS RELEASE
SOURCE: American Xtal Technology, Inc.

AMERICAN XTAL TECHNOLOGY TO ACQUIRE LYTE OPTRONICS INC.

TRANSACTION WILL EXPAND AXTI'S PRODUCTS FOR OPTOELECTRONICS

FREMONT, Calif., May 27 /PRNewswire/ -- American Xtal Technology, Inc. (Nasdaq:
AXTI news), a leading manufacturer of substrates for compound semiconductors, today announced that it has entered into a definitive agreement to acquire privately held Lyte Optronics Inc. of Torrance, Calif. Lyte Optronics manufactures light-emitting diodes (LEDs) and laser-diodes, and designs and markets laser-pointing and alignment products for the consumer, commercial, and industrial markets.

Under the terms of the agreement, which is expected to close shortly, American Xtal Technology will issue approximately 2.4 million shares of common stock and preferred stock with a face value of $4 million. Including approximately $11 million of assumed debt, the total transaction value is approximately $75 million. In connection with the acquisition, American Xtal expects to report a charge for the second quarter of 1999 of approximately $2.8 million to reflect transaction costs and other one-time charges incurred in connection with the acquistion. The transaction will be accounted for as a pooling of interests and is expected to be modestly accretive for calendar 1999.

Lyte Optronics' approximately 420 employees, headed by CEO Keith Halsey, and president Dr. Robert Shih, will form a new division within American Xtal Technology. AXTI will continue to run Lyte Optronics' manufacturing operations, both in southern California and in China. "American Xtal Technology has always considered the emerging LED and laser markets, two of the fastest growing components of optoelectronics, key components of our growth strategy," said Morris Young, chief executive officer. "LED technology is quickly gaining acceptance in applications such as automobile instrument panels, turn signals and brake lights, as well as traffic signals and outdoor displays. By acquiring Lyte Optronics, with 1998 pro forma revenues of approximately $30 million, we will extend our participation in these markets and offer our customers a vertically integrated optoelectronic product line," he said.

"We are very pleased to join forces with American Xtal Technology and to tighten the working relationship that we've enjoyed for many years," said Keith Halsey, Lyte Optronics' chief executive officer. "We believe that together we can offer a premium end-to-end device solution for optoelectronic applications," he said.

A conference call will be held at 1:45 p.m. PST today to discuss the acquisition. To participate in the call, please dial 712-271-3329 and use the pass code "American Xtal." There will also be a 48-hour replay available by calling 402-220-9774. About American Xtal Technology


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American Xtal Technology, Inc. is a leading manufacturer of substrates for high-performance compound semiconductors used in a variety of electronic and opto-electronic applications. The company's proprietary Vertical Gradient Freeze
(VGF) growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide and indium phosphide wafers. The company also sells germanium substrates for use in satellite solar cells. For more information, contact the company at 4311 Solar Way, Fremont, California 94538 or call 510-683-5900. American Xtal Technology is traded on the Nasdaq National Market under the symbol AXTI.

This press release contains forward-looking statements regarding, among other matters, the Company's future financial performance and the potential benefits of the Company's agreement acquisition of Lyte Optronics. Forward looking statements address matters which are subject to a number of risks and uncertainties. In addition to the general risks associated with the development of complex technology, future results of the Company will depend on a variety of factors, including, among others, the successful integration of the Lyte Optronics operations, the continuing impact of the economic slowdown in Asia on the Company's customers, the timing of significant orders, unexpected cancellations or returns by customers, the ability of the Company to bring new products to market, the timing of new product releases and product announcements by the Company's competitors and other competitive factors. Reference is made to the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 1998 and the Company's filings on Form 10-Q and 8-K for further discussion of risks and uncertainties regarding the Company's business.